UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2022 (September 20, 2022)

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

(412) 553-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 20, 2022, EQT Corporation (EQT) entered into an Underwriting Agreement (the Underwriting Agreement) with RBC Capital Markets, LLC, Mizuho Securities USA LLC and PNC Capital Markets LLC, as representatives of the several underwriters named in Schedule 1 thereto (the Underwriters), relating to the offer and sale (the Offering) of $1.0 billion in aggregate principal amount of senior notes consisting of $500 million in aggregate principal amount of EQT’s 5.678% senior notes due 2025 and $500 million in aggregate principal amount of EQT’s 5.700% senior notes due 2028 (together, the Notes).

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. EQT has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make in the event of any such liabilities.

The Offering is expected to close on October 4, 2022, and EQT expects to receive net proceeds from the sale of the Notes of approximately $992.9 million, after deducting underwriting discounts and commissions. As described in the prospectus supplement, dated September 20, 2022 and filed with the Securities and Exchange Commission on September 22, 2022 (the Prospectus), EQT intends to use the net proceeds from the Offering, together with cash on hand, borrowings under its revolving credit facility and/or borrowings under the Term Loan Facility (as defined below), to fund the cash consideration relating to its previously announced acquisition of all of the issued and outstanding membership interests of each of THQ Appalachia I Midco, LLC and THQ-XcL Holdings I Midco, LLC (the Tug Hill and XcL Midstream Acquisition).

In connection with, and concurrently with the entry into, the purchase agreement relating to the Tug Hill and XcL Midstream Acquisition, EQT entered into a debt commitment letter that was subsequently amended and restated on September 20, 2022. Pursuant to such amended and restated debt commitment letter, Royal Bank of Canada, PNC Bank, National Association, Mizuho Bank, Ltd. and certain other financial institutions have committed, subject to satisfaction of standard conditions, to provide EQT with an unsecured bridge loan facility in an aggregate principal amount of $1.25 billion (the Bridge Loan Facility) and an unsecured term loan facility in an aggregate principal amount of $1.25 billion (the Term Loan Facility).

As more fully described under the caption “Underwriting” in the Prospectus, the Underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The Underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to EQT and to persons and entities with relationships with EQT, for which they received or will receive customary fees and reimbursement of expenses. Some of the Underwriters or their affiliates are lenders, and in some cases agents or managers for the lenders, under EQT’s revolving credit facility, the Term Loan Facility and/or the Bridge Loan Facility, the proceeds of which may be used to pay a portion of the purchase price for the Tug Hill and XcL Midstream Acquisition. Additionally, RBC Capital Markets, LLC is serving as a financial advisor to EQT in connection with the Tug Hill and XcL Midstream Acquisition.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the copy of the Underwriting Agreement filed herewith as Exhibit 1.1 and incorporated into this Item 1.01 by reference.

The Underwriting Agreement and the above descriptions have been included to provide investors and security holders with information regarding the terms of the Underwriting Agreement. They are not intended to provide any other factual information about EQT or its subsidiaries or affiliates or equity holders. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Underwriting Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other as a way of allocating contractual risk between them that differ from those applicable to investors. Moreover, the subject matter of the representations and warranties are subject to more recent developments. Accordingly, investors should be aware that these representations, warranties and covenants or any description thereof alone may not describe the actual state of affairs of EQT or its subsidiaries, affiliates, businesses or equity holders as of the date they were made or at any other time.

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Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
1.1*	Underwriting Agreement, dated as of September 20, 2022, by and between EQT Corporation and RBC Capital Markets, LLC, Mizuho Securities USA LLC and PNC Capital Markets LLC, as representatives of the several underwriters named in Schedule 1 thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and similar attachments have been omitted. EQT agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Date: September 22, 2022	By:	/s/ David M. Khani
	Name:	David M. Khani
	Title:	Chief Financial Officer